Exhibit 21

List of Significant Subsidiaries

As of December 31, 2008

Listed below are subsidiaries of Philip Morris International Inc. (the “Company”) as of December 31, 2008 and their country of organization. This list omits the subsidiaries of the Company that in the aggregate would not constitute a “significant subsidiary” of the Company, as that term is defined in Rule 1-02(w) of Regulation S-X.

Name	Country of Organization
Philip Morris International Management SA	Switzerland

Philip Morris Products S.A.	Switzerland

Philip Morris GmbH	Germany

PT. Hanjaya Mandala Sampoerna Tbk.	Indonesia

ZAO Philip Morris Izhora	Russia

PHILSA, Philip Morris Sabanci Sigara ve Tutunculuk Sanayi ve Ticaret A.S.	Turkey

Philip Morris Japan Kabushiki Kaisha	Japan

Philip Morris Limited	Australia

Philip Morris Mexico, Sociedad Anónima de Capital Variable	Mexico

Philip Morris Holland B.V.	Holland

Tabaqueira II, S.A.	Portugal

CJSC Philip Morris Ukraine	Ukraine

Philip Morris Spain, S.L.	Spain

Philip Morris Holland Holdings B.V.	Holland

Philip Morris Italia S.r.l.	Italy

Philip Morris Finance S.A.	Switzerland

Rothmans, Benson & Hedges Inc.	Canada

FTR Holding S.A.	Switzerland